Exhibit 14

SUN BANCORP, INC.

CODE OF ETHICS AND CONDUCT

The term Sun Bancorp, Inc., or the “Company”, as used in this Code of Ethics and Conduct policy refers to Sun National Bank and each of its direct and remote subsidiaries and affiliates, either alone or as a group. It is the policy of Sun Bancorp that certain rules and guidelines regarding employee behavior are necessary for efficient business operations and for the benefit of all employees. Conduct that interferes with operations, discredits the Company, or is offensive to customers or coworkers will not be tolerated. All Sun Bancorp directors, officers and employees will be held accountable for adherence to this Code of Ethics and Conduct. Violations of this Code of Ethics and Conduct should be reported immediately to Human Resources.

Sun Bancorp is committed to conducting business according to the highest ethical standards. One of our basic values is integrity. Sun Bancorp has developed this Code of Ethics and Conduct policy to help its employees understand its commitment and to achieve this goal. Accordingly, the goals of this policy are among other things (i) to deter wrong doing and to promote honest and ethical conduct by all employees of Sun Bancorp, including, but not limited to, our principal executive officer, principal financial and accounting officers, controller and all other persons performing similar functions; (ii) to promote full, fair accurate and timely disclosure in documents and reports Sun Bancorp files with the Securities and Exchange Commission and in other public communications; and (iii) to promote compliance with all applicable governmental laws, rules and regulations.

Non-Discrimination

Sun Bancorp values diversity among its employees. Each day, our employees are not only expected to avoid discrimination in their relationships with each other and with customers and suppliers, but to encourage others to behave in a proper manner. Employment opportunities, assignments and promotions will be offered on the basis of merit regardless of race, color, religion, sex, age, marital status, military status, sexual orientation or national origin and with sensitivity to the needs and concerns of minorities and the handicapped. In addition, Sun Bancorp, Inc. strives to assure freedom from harassment for all its employees.

Genetic Information Non-Discrimination Act of 2008 (“GINA”)

Effective January 10, 2011, GINA prohibits employers and other entities covered by GINA Title II from requesting or requiring genetic information of employees or their family members. No representative of Sun National Bank shall make such inquiry of any employee and/or candidate for employment. If such information is made known, it will not be used in any manner as to be discriminatory. If at any time information protected under this law is requested from you, you can and should decline to respond.

“Genetic information,” as defined by GINA, includes an individual’s family medical history, the results of an individual’s or family member’s genetic tests, the fact that an individual or an individual’s family member sought or received genetic services, and genetic information of a fetus carried by an individual or an individual’s family member or an embryo lawfully held by an individual or family member receiving assistive reproductive services.

Anti-Discrimination/Harassment

The Bank is committed to maintaining a safe, harassment-free and discrimination-free work environment in which employees at all levels of the company are able to devote their full attention and best efforts to their jobs. Harassment, discrimination, or other inappropriate conduct, whether intentional or unintentional, has no place in our culture at Sun National Bank. Accordingly, the Company does not authorize and will not tolerate any form of harassment, discrimination, or other inappropriate conduct by any employee, whether supervisory or non-supervisory. This policy applies to conduct occurring in, but not limited to the Company’s primary locations and any work-related setting outside of the office including business trips, business meetings, and/or business-related social events.

All employees will be required to complete Respectful Workplace training at the time of hire and again annually during their employment.

Exhibit 14

SUN BANCORP, INC.

CODE OF ETHICS AND CONDUCT

Anti-Retaliation / Whistleblower

Sun Bancorp bans retaliation against employees who file or assist in proceedings related to alleged violations of Company policy and/or state/federal regulations; and/or refuse to participate in unlawful or unethical activity.

If you know of an unlawful or unethical situation, you should immediately inform your Manager/Supervisor. You can also contact Human Resources or advance to the level higher than your Manager/Supervisor if you feel the issue(s) at hand involves sensitivity related to your Manager/Supervisor. A third option available to all employees is through an outside vendor called Ethics Point. Employees can call the confidential hotline at 1-866-311-5103 where they can speak to an EthicsPoint representative who will process the report for them. Employees can also log onto the confidential website at www.Ethicspoint.com. Your report of unlawful or unethical conduct will be promptly reviewed. Sun Bancorp will NOT tolerate threats or acts of retaliation against you for making this information available, for refusing to participate in unlawful or unethical activity, or reporting this to a supervisor/manager or government agency.

Guide to Responsible Conduct

We recognize that employees traditionally govern their activities under the same high standard of conduct and decency at work as they do in their personal lives. Experience has shown that when employees conduct themselves in a businesslike manner and use common sense, they work more efficiently and enjoy their work more.

Common sense and good business practices require that we communicate to you your individual responsibilities for maintaining discipline and proper standards of conduct. The general guide to responsible conduct is that you are to carry out your duties and responsibilities at all times in an efficient and professional manner.

We know that our employees are responsible individuals who are required to conduct themselves properly. It is the philosophy of Sun Bancorp to allow employees to govern their behavior out of respect for themselves and their co-workers and that this will bring on an increased feeling of job satisfaction and self-worth.

There may be some instances when employees choose not to accept the responsibility for proper conduct. If this happens, the incident will be discussed with the employee for the purpose of correcting the behavior. We believe that most situations can be resolved when discussed with the employee in a constructive manner.

Employees are expected at all times to conduct themselves in a positive manner in order to promote the best interests of the Company. For your guidance, we have listed acts that may result in corrective action, up to and including termination.

This list is not intended to be all-inclusive, but should give employees a good idea of what constitutes inappropriate conduct. Some examples of inappropriate employee conduct include:

•	Falsification of records, which includes but is not limited to: deliberate falsification of Company records, such as employment applications, medical reports, expense accounts, teller proof sheets, absentee reports or time sheets, omission of facts, or giving false testimony.

•	Intentional disobedience or failure to adhere to any proper and lawful instruction of a Manager/Supervisor.

•	Unauthorized removal or malicious destruction of Company, government, vendor or employee funds and/or property.

•	Fighting or engaging in any form of harassment (including sexual harassment).

Exhibit 14

SUN BANCORP, INC.

CODE OF ETHICS AND CONDUCT

•	Inappropriately disclosing trade secrets or confidential Company information or being careless with confidential information, including inappropriately sharing employee salary information with other employees.

•	Violation of security regulations, such as bringing firearms, weapons, tape recorders or cameras onto Company property; or any unauthorized entry to or exit from the Company premises.

•	Violation of fire or safety regulations.

•	Inappropriate, intentional intimidation or coercion of another employee.

•	Conviction of a felony or crime of moral turpitude.

•	Attempting to cover up defective work. (Report all mistakes to your Manager/Supervisor immediately.)

•	Giving or taking bribes in connection with Company business.

•	Improper or inappropriate treatment of customers, visitors, and coworkers.

•	Concealment of interest or employment in any outside business which adversely affects the Company or the employee’s performance.

•	Substandard workmanship, negligence or inefficiency in the performance of duties.

•	Distribution of pamphlets, advertisements and other literature (other than Company literature distributed for the purposes for which it is prepared.) Employees are not permitted to engage in solicitations during work time, unless the solicitation is part of their duties for the Company, or unless the solicitation is for a charitable purpose.

•	Failing to report to the proper person(s) any suspicious, unethical, or illegal conduct by coworkers, customers, or suppliers.

•	Reporting to work under the influence of alcohol, illegal drugs, or narcotics, or using, selling, dispensing, or possessing alcohol, illegal drugs, or narcotics on Company premises.

•	Using Company communications systems, including electronic mail, computers, Internet access, and telephones for any illegal or inappropriate purpose.

•	Using profanity or abusive language.

•	Misuse of employment privileges, accessing information for purposes other than on behalf of Sun National Bank, and performing transactions on own account, family member accounts, or accounts of significant other.

Conflicts of Interest

It is the policy of the Company to prohibit its employees from engaging in any activity, practice, or conduct which conflicts, or appears to conflict, with the interests of the Company. Because it is impossible to describe all of the situations that may cause or give the appearance of a conflict of interest, these rules are not intended to be exhaustive.

•	Employees are expected to represent the Company in a positive and ethical manner. Thus, employees have an obligation to avoid conflicts of interest and to refer questions and concerns about potential conflicts to their Manager/Supervisor. Senior Management and others who have contact with customers and suppliers may be required to sign a special statement acknowledging their understanding of and adherence to this policy.

•	Employees may not engage in any conduct, directly or indirectly, either on or off the job, that is disloyal, disruptive, competitive, or damaging to the Company.

•	No employee, excluding the office of the Chairman and Vice Chairman, shall engage in any outside employment without first obtaining approval from their manager and next level manager. Any external employment relationship that presents, or appears to present, a conflict of interest is prohibited. (See Outside Employment Policy.)

•	Association with governmental, municipal, educational, charitable, religious or other civic organizations is permitted. However, employees should inform their manager and the Human Resources Department of any such associations.

Exhibit 14

SUN BANCORP, INC.

CODE OF ETHICS AND CONDUCT

•	No Director of the Company may engage in outside employment with a business organized for profit if in the judgment of the Board of Directors (or one of its designated committees) such employment materially adversely affects the proper and effective performance of the Director’s fiduciary duties to the Company or creates an actual conflict of interest or otherwise materially adversely affects the Company.

•	At least annually, each Director and executive officer of Sun Bancorp is required to report his or her related interests to the corporate secretary of the Company.

•	Any actual or potential conflict of interest must be disclosed to the Company. Failure to do so may result in disciplinary action.

Outside Employment

No employee, excluding the office of the Chairman and Vice Chairman, shall engage in any outside employment without first obtaining the approval of their Manager and Division Head. Additionally, to ensure there is no potential risk or conflict of interest, related to such arrangements, the EVP Chief Risk Officer will provide a final review and approval. For purposes of this policy acting as an independent contractor or consultant and/or other self-employment arrangement is considered outside employment.

Each request for approval of outside employment will be evaluated based upon the employee’s role and responsibility in the organization and the specific nature and potential conflict of interest of the external employment arrangement. The following are examples of circumstances whereby outside employment is prohibited.

•	Employment with another banking institution or other direct competitor of Sun.

•	Any independent outside employment relationship that would include another banking institution or other direct competitor of Sun as a customer or client.

•	Outside employment that potentially interferes in any manner with the proper and effective performance of the employee’s job duties and responsibilities (i.e. work schedule availability).

•	Creates a conflict of interest or involves rendering advice or exercising judgment that is predicated on information derived, in any way, from or through employment with Sun or potentially adversely affects the Company.

•	Employment in the same field of practice that the employee occupies in their employment with Sun.

Employees must inform their management of any change to the outside employment environment that might create a conflict of interest or otherwise disrupt the ability to meet their performance commitment and obligation to Sun. Manager’s will assess each situation, with Human Resources support, and make a determination on the continuation of the outside employment arrangement.

Any employee who does not disclose or otherwise misrepresents an outside employment relationship is subject to corrective action up to and including termination.

Social Media

At Sun, we recognize that social media and other forms of online conversation represent an increasingly popular way for people to communicate. However, because social media is a very public and highly visible media, it is important for our employees to understand and follow basic guidelines when using social media, in order to ensure that the Company’s, employees’ and third parties’ interest are properly protected.

For purposes of this policy, “social media” includes:

•	Personal web sites

•	Web logs (“blogs”)

•	Multi-media and social networking websites such as MySpace, Facebook, Twitter and YouTube

•	Wikis such as Wikipedia and any other site where text can be posted

Exhibit 14

SUN BANCORP, INC.

CODE OF ETHICS AND CONDUCT

In conjunction with established code of conduct, computer and internet use policies, inappropriate use of Social Media Sites, both in and out of the workplace is prohibited. Sun employees should adhere to the following guidelines when engaged in the use of social media:

•	Employees are strictly prohibited from making statements on behalf of Sun or that appear to be made on behalf of Sun unless specifically acting within the defined scope of assigned duties and responsibilities. Use of the sunnb.com address attached to your name implies that you are acting on the bank’s behalf.

•	Employees are responsible for all online activity conducted with a bank email address, and/or that can be traced back to the bank’s domain, and/or that uses bank assets.

•	Do not post information that directly or indirectly reveals confidential and/or proprietary Bank information or information about current, former or potential clients, partners, vendors and suppliers.

•	Do not post comments or engage in discussion that disparages or misrepresents Sun, its employees (including management), customers, or competitors.

•	Do not use names or images of coworkers, former employees, customers or business partners unless you have their permission.

•	Should your online comments or posts result in you being contacted by third parties requesting information about Sun, such inquiries should be referred to the Marketing Department.

•	Always respect copyright, fair use, financial disclosure and other applicable laws.

•	When posting on personal sites, always be clear that your comments are your own personal views and do not represent Sun.

•	Social computing allows for instantaneous communication but whatever you post may be around for a very long time…and is viewable by almost anyone. Remember, you are responsible for your web postings and that makes you solely liable for web postings found to be defamatory, harassing, an invasion of privacy or in violation of any other applicable federal or state law.

•	When using any form of social media, in business or in personal use, always use best practices and proper on-line etiquette as outlined in the attached Guide to Proper On-line Behavior.

These guidelines are intended to provide employees with best practices for freely and fully participating in the social media space, while ensuring that the Company’s confidential information and other interests are protected.

Sun will take the necessary steps to enforce this policy, including monitoring social media. It is the Company’s expectation that this policy will be carefully adhered to by all employees. Should we be made aware, either directly or indirectly, of an employee’s disregard for these guidelines, it will be seen as a violation of this policy as well as the Code of Ethics and will be subject to disciplinary action up to and including termination.

These guidelines and policies are not intended to, and will not be enforced, to discourage, prohibit or interfere with any employee’s federal or state labor law rights, including rights under the National Labor Relations Act, or any whistleblower protections under federal or state law.

Employment of Relatives

We have no general prohibition against hiring relatives. However, restrictions have been established to mitigate any potential problems of safety, security, supervision, conflict of interest and morale. While we accept and consider applications for employment from relatives, close family members (examples include parents, grandparents, children, spouses, brothers and sisters or in-laws) generally will not be hired, transferred, or promoted into positions where they directly or indirectly supervise or are supervised by another close family member. Relatives may not be assigned to the same department or cost center where a potential conflict of interest may occur. Where related employees possess lending authority, or other approval authority, in concert with one another, the company will take appropriate action to mitigate risk and to eliminate any real or perceived conflict of interest that may be caused. Such action may include removal of lending or approval authorities, change in job duties, reassignment to another position, or if necessary separation of employment. If an employee marries another employee or otherwise become related, these employees generally will not continue to be employed within the same department or cost center. Any exception must be approved by the department’s Executive Committee member.

Exhibit 14

SUN BANCORP, INC.

CODE OF ETHICS AND CONDUCT

Confidential Nature of Company Affairs

The internal business affairs of the organization, particularly confidential information and trade secrets, represent Company property that each employee has a continuing obligation to protect.

Information designated as confidential may not be discussed with anyone outside of the organization and may be discussed within the organization only on a “need to know” basis. In addition, Directors and employees have a responsibility to avoid unnecessary disclosure of non-confidential internal information about the Company, its employees, its customers, and its suppliers. However, this Director/employee responsibility to safeguard internal Company affairs is not intended to impede normal business communications and relationships.

Sun Bancorp strictly prohibits deriving financial benefit from confidential information that could be obtained only by reason of employment or as a Director, whether such information relates to the bank, its customers, or anyone with whom it has business relations. Confidential information includes all non-public information that might be of use to competitors, or harmful to Sun Bancorp, Inc. or its customers if disclosed.

•	Employees authorized to have access to confidential information may be required to sign special nondisclosure agreements and must treat the confidential information as Company property and protect its confidential nature. Prior to disclosure, any questions regarding disclosure of confidential information should be reviewed with the Senior Management of Sun Bancorp, the Senior Management of the affiliate of Sun Bancorp by which the employee is employed, or the legal counsel for Sun Bancorp or the affiliate for which the employee is employed, or the legal counsel for Sun Bancorp or the affiliate for which the employee is working.

•	Inside information is “material, nonpublic” information about a company or corporation. “Material” information is information of such importance that it can be expected to affect the judgment of investors as to whether or not to buy, sell or hold a company’s securities. “Nonpublic” means it is not generally available to the public. At times, confidential information may be considered “inside information”. No Director, Officer or employee shall release, act on, or make available any “inside information”, including financial information, regarding Sun Bancorp or any other company to any person except on behalf of and in the course of the person’s official duties on behalf of the Company, unless it has been published or otherwise made generally available to the public in accordance with applicable disclosure regulations. Inside information cannot be used for personal purposes. Any questions regarding disclosure of confidential information should be reviewed with Sun Bancorp, Inc.’s Senior Management or the legal department representative prior to disclosure. If such information is used or disclosed, the employee, the Company, and anyone outside of the Company to whom the information is disclosed could be subject to civil and criminal liability, including imprisonment, under federal and state securities laws.

•	Any information or examination ratings received in conjunction with the examination results of any federal or state regulatory agency is privileged (with the exception of Community Reinvestment Act public ratings) and disclosure of that information is a violation of federal law.

•	Department Managers/Supervisors are responsible for identifying information that should be classified as confidential and should work closely to develop procedures to secure and control the information. Information that is designated as confidential should be properly secured.

Proprietary Information and Trade Secrets

Employees have access to a broad range of confidential and proprietary information and are obligated to use this information only to the extent necessary for the performance of their duties. Such information may not be disclosed in any form to any person not representing the Company. Any disclosure and/or use of confidential or proprietary information unrelated to the performance of an employee’s job, even if only from memory, during employment and after termination, will be a violation of this policy.

Exhibit 14

SUN BANCORP, INC.

CODE OF ETHICS AND CONDUCT

Non-Solicitation of Employees

For a period of twelve (12) months following termination of employment, an individual will not, directly or indirectly, solicit or entice for employment or hire, any Company employee without the written consent of Sun National Bank.

Gifts and Entertainment

Under the Bank Bribery Act, you could be guilty of a serious federal crime if you solicit, receive or agree to receive anything of value (including services), for yourself or anyone related to you from any person in connection with any transaction or business of Sun Bancorp.

The Bank Bribery Act provides for significant fines and imprisonment.

The person giving anything of value (including services) is subject to the same penalties.

The following Department of Justice guidelines are adopted by Sun Bancorp, Inc.:

A “reasonable” standard of conduct is one that permits a Director, Officer or employee to receive the normal amenities that facilitate the discussion of business. This might include a business meal or modest entertainment, but would exclude the receipt of benefits that serve no demonstrable business purpose, such as a weekend hunting or fishing expedition or the receipt of scarce or expensive tickets to athletic or theatrical events.

Conduct that falls within reasonable standards of behavior and which is calculated to do nothing more than facilitate the discussion of bank business or to foster good business relations within a community presents no corrupting threat to the employee’s fiduciary duty and is inappropriate for prosecution. Similarly, receipt of insignificant gifts of modest or nominal value would not entail a breach of a Director’s, Officer’s, or employee’s fiduciary duty or entail dishonesty.

The U.S. Department of Justice, in setting forth guidelines for the U.S. Attorneys concerning violations of the Bank Bribery Act, stated that the law will be enforced in light of reasonable conduct.

No Director, Officer, or employee shall solicit anything of value (including services) either for the Director or for any other person or organization, from any person or organization, for or in connection with any transaction or business of Sun Bancorp.

No Director, Officer or employee shall accept or agree to accept, either for the Director or for any other person or organization any cash payment or anything substantially equivalent to cash (including, without limitation, any deposit or bond) in connection with a transaction or business of Sun Bancorp.

No Director, Officer or employee shall accept anything of value (including services) from any customer or supplier that does not meet the standard of “reasonableness” as set forth in the above outlined paragraph.

No Director, Officer or employee shall accept or agree to accept anything of value (including services) either for the Director or for any other person or organization if it is intended to, or would, influence the Director, Officer or employee in the conduct of the business of Sun Bancorp, Inc.

Exhibit 14

SUN BANCORP, INC.

CODE OF ETHICS AND CONDUCT

Any Director, Officer or employee who is offered or receives something of value beyond that authorized, is required to disclose that fact to the Director of Risk Management. You are also required to disclose all potential conflicts of interest, including inadvertent ones that arise due to business or personal relationships with customers, suppliers, business associates, or competitors of the Bank. Sun Bancorp, Inc.’s general rule against accepting gifts is to prevent corruption or breach of trust. For this reason, insignificant gifts or entertainment of modest or nominal value that does not involve any improper or illegal or corrupt motives may be accepted.

Personal Finances of Employees

Company employees should meet their financial obligations in a timely manner.

•	Employees should manage their personal finances so that they do not adversely affect job performance or the Company’s public image. The failure of employees to meet financial obligations may impose an administrative and financial burden on the Company through extra bookkeeping and the need to respond to legal notices and court orders.

•	The Company will not disclose employee financial information to outside parties without express written permission from the employee, except as required by law. Employees who become financially obligated to the Company will be required to enter into a written acknowledgement of the obligation at the time it is incurred. Examples of this type of obligation include debts arising from pay or expense advances and Company loans.

•	The Company will conduct credit checks of applicants for employment. In addition, the Company may conduct credit checks on current employees being considered for promotions or transfers to positions where personal financial considerations may impact the employee’s ability to perform the job.

•	The Manager of the Payroll Department is the only person authorized to receive a writ of garnishment or attachment, a notice of levy by any taxing authority, or any other similar order requiring payment of a portion of an employee’s compensation to someone other than the employee. The Payroll Department will notify the affected employee and then deduct the required amount from the employee’s earnings, up to the limit permitted by law.

•	The Company will not deny employment to, or terminate the employment of, any person solely because that person has filed a petition for bankruptcy.

Political Contributions

No Company funds or assets shall be used to make any political contributions in any country other than the United States. Sun Bancorp may make political contributions of funds or assets to the extent permitted by applicable law with prior authorization of senior management.

Unusual Payments

No false or deceptive entries shall be made in Sun Bancorp’s books or records. No Company fund or asset that is not disclosed in such books and records shall be established for any purpose.

No payment on behalf of Sun Bancorp, Inc. shall be made or approved with the intention or understanding that any part of such payment is to be used for a purpose other than that described in the documents supporting that payment.

No person who has a decision-making role on behalf of a customer of Sun Bancorp, Inc. in a contemplated loan or deposit transaction shall be paid any commission or other payment in connection with that loan or deposit.

Compliance with All Applicable Government Laws, Rules and Regulations

All employees are required to comply with all applicable government laws, rules and regulations and to report violations thereof to Human Resources.

Exhibit 14

SUN BANCORP, INC.

CODE OF ETHICS AND CONDUCT

All employees are expected to assist the Company in providing full, fair, accurate and timely disclosure in reports and documents filed with the Securities and Exchange Commission and in other public communications made by Sun Bancorp.

Customer Service

It is the policy of the Company to be customer and service oriented and to require employees to treat customers in a courteous and respectful manner at all times.

Our customers provide the primary source of the Company’s income and each employee’s job security. To promote excellent relations with our customers, all employees must represent the Company in a positive manner and make customers feel appreciated when dealing with the organization.

Employees with customer contact are expected to know the Company’s products and services and to learn what customers want and need. These employees should educate customers about the use of the organization’s products and services and should seek new ways to serve customers.

Employees are encouraged to report recurring customer-related problems to their Manager/Supervisor and to make suggestions for changes in Company policies or procedures to solve problems.

Employees should be prepared to listen carefully to customer complaints and deal with them in a helpful, professional manner. If a controversy arises, the employee should explain Company policy respectfully and clearly. Customers who become unreasonable, abusive, or harassing should be referred to the employee’s Manager/Supervisor if the employee cannot resolve the problem.

Employees should be polite and thoughtful when using the telephone. A positive telephone contact with a customer can enhance goodwill, while a negative experience can destroy a valuable relationship.

Distribution and Administration of This Policy

The Chief Executive Officer of Sun Bancorp shall make sure that this Code of Ethics and Conduct is distributed to each Director of the CEO’s organization and each new Director upon election.

The Human Resources Department shall make sure that this Code of Ethics and Conduct is distributed electronically to each officer and employee at the time of employment.

Each employee will re-affirm their adherence to the Code of Ethics and Conduct of Sun Bancorp on an annual basis. Acknowledgement indicating that each employee has received, read, understands and agrees to be bound by the contents of the policy is required.

Employee review and affirmation is electronically filed by accessing their individual employee record through https://portal.adp.com/ entering a review confirmation date.

The Human Resources Department shall review this policy on an annual basis to assure compliance with any required changes, including government legislation affecting the interpretation and inclusions to this policy.

Employees failing to adhere to this policy may be subject to disciplinary action, up to and including termination, and may be subject to legal action.

Waivers to this policy may only be granted by the Board of Directors or one of its designated committees. Any such waivers shall be publicly disclosed.

This policy shall be publicly available.

All violations of this policy shall be immediately reported to the Human Resources Department.